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                                                                   Exhibit 99(a)


                             ARROW ELECTRONICS, INC.

                                STOCK OPTION PLAN
             (as amended and restated effective as of May 15, 1997)


                                    ARTICLE 1

                            Establishment and Purpose

      1.1 Establishment. Arrow Electronics, Inc., a New York corporation (the "Company"), hereby amends and restates its stock option plan for certain employees as described herein which shall be known as the ARROW ELECTRONICS, INC. STOCK OPTION PLAN, as amended and restated (the "Plan"). The Plan is intended to grant options which qualify as incentive stock options satisfying the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and to grant nonqualified stock options which are not intended to so qualify under said Section 422.

      1.2 Purpose. The purpose of the Plan is to secure for the Company and its shareholders the benefits of the incentive inherent in the ownership of the Company's common stock by the key employees of the Company and its Subsidiaries who are largely responsible for the Company's future growth and financial success.


                                    ARTICLE 2

                                   Definitions

      For purposes of the Plan, the following terms shall have the meanings provided herein:

      2.1 "Board" means the Board of Directors of the Company.

      2.2 "Code" means the Internal Revenue Code of 1986, as amended.

      2.3 "Committee" means the committee provided in Section 3.1 consisting of two or more Outside Directors of the Board.

      2.4 "Disability" means total and permanent disability as determined by the Committee.

      2.5 "Fair Market Value" means the closing price of a Share reported on the Consolidated Tape (as such price is reported in the Wall Street Journal.)

      2.6 "Incentive Option" means an option granted under the Plan to purchase Shares and which is intended to qualify as an incentive stock option under
Section 422 of the Code.

      2.7 "Nonqualified Option" means an option granted under the Plan to purchase Shares and which is not intended to qualify as an Incentive Option.

      2.8 "Option" means, collectively, Incentive Options and Nonqualified Options.


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      2.9 "Outside Director" means a director who qualifies as both an Outside
Director within the meaning of Section 162(m) of the Code and a Non-Employee Director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

      2.10 "Shares" means shares of the Company's common stock, par value $1 per share.

      2.11 "Subsidiary" means any corporation which qualifies as a "subsidiary corporation" of the Company under Section 424(f) of the Code or, if applicable, as a "parent corporation" of the Company under Section 424(e) of the Code.


                                    ARTICLE 3

                                 Administration

      3.1 Administration. The Plan shall be administered by the Board. The Board may appoint a committee consisting of two or more directors to administer the Plan and may, to the full extent permitted by law, authorize and empower such Committee to do any and all things which the Board is authorized and empowered to do with respect to the Plan. All subsequent references herein to the Committee shall be deemed to refer to the Board if at the time there is no Committee serving.

      3.2 Powers of the Committee. The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include exclusive authority (within the limitations described herein) to select the employees to be granted Options, to determine the number of Shares subject to, and the terms of, the Options to be granted to each employee selected, to determine the time when Options will be granted and the period during which Options will be exercisable, and to prescribe the form of the instruments, if any, embodying Options. The Committee shall be authorized to interpret the Plan and the Options granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations which it believes necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Option in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. The Committee may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee. Notwithstanding anything to the contrary in the Plan, neither the Board nor the Committee shall have any authority to take any action under the Plan where such action would affect the Company's ability to account for any business combination as a "pooling of interests."


                                    ARTICLE 4

                          Eligibility and Participation

      Options may be granted only to key employees of the Company and its Subsidiaries. Any key employee of the Company or of a subsidiary shall be eligible to receive one or more Incentive Options, provided at the time such Incentive Option is granted, he does not own stock (including stock the ownership of which is attributed to him pursuant to Section 424(d) of the Code) possessing more than 10 percent of the total voting power of all classes of stock of the Company or a Subsidiary.


                                    ARTICLE 5

                             Shares Subject to Plan


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      5.1 Amount of Stock. There may be issued under the Plan an aggregate of not more than 10,500,000 Shares, subject to adjustment as provided in Section
5.2. Shares issued pursuant to the Plan may be either authorized but unissued Shares or reacquired Shares, or both. In the event that Options shall terminate or expire without being exercised in whole or in part, new Options may be granted covering the Shares not purchased under such lapsed Options. No individual optionee may receive in any calendar year Options with respect to more than 10% of the aggregate number of Shares that may be issued pursuant to the Plan.

      5.2 Dilution and Other Adjustments. In the event of any change in the outstanding Shares by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event, if the Committee shall determine, in its sole discretion, that such change equitably requires an adjustment in the number or kind of shares that may be issued under the Plan, in the number or kind of shares which are subject to outstanding Options, or in the purchase price per share relating thereto, such adjustment shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan.


                                    ARTICLE 6

                         Terms and Conditions of Options

      6.1 Terms of Options. An Option granted under the Plan shall be in such form as the Committee may from time to time approve. Each Option shall be subject to the terms and conditions provided in this Article 6 and shall contain such additional terms and conditions as the Committee may deem desirable, but in no event shall such terms and conditions be inconsistent with the Plan. In addition, the terms and conditions of Incentive Options shall in all cases be consistent with the provisions of the Code applicable to "incentive stock options" as described in Section 422 of the Code.

      6.2 Option Price. The purchase price per Share under an Option will be determined by the Committee in its discretion, provided, however, that the purchase price per Share under an Option may not be less than the Fair Market Value of a Share at the date the Option is granted.

      6.3 Option Period. The period during which an Option may be exercised shall be fixed by the Committee, but no Incentive Option shall be exercisable after the expiration of ten years from the date such Incentive Option is granted and no Nonqualified Option shall be exercisable after the expiration of ten years and one day from the date such Nonqualified Option is granted.

      6.4 Consideration. As consideration for the grant of an Option, the optionee shall state his present intention to remain continuously in the employ of the Company or a Subsidiary for at least one year from the date the Option is granted. No Option shall be exercisable until after the expiration of such one-year period. Except as provided in Section 6.7, the holder of an Option must be in the employ of the Company or a Subsidiary at the time the Option is exercised. An optionee shall be deemed to be in the employ of the Company or a Subsidiary during any period of military, sick leave or other leave of absence meeting the requirements of Section 1.421-7(h)(2) of the Federal Income Tax Regulations, or similar or successor section.

      6.5 Exercise of Option. An Option may be exercised in whole or in part from time to time during the option period (or, if determined by the Committee, in specified installments during the option period) by giving written notice of exercise to the Secretary of the Company specifying the number of Shares to be purchased. Notice of exercise of Option must be accompanied by payment in full of the purchase price either by cash or check or in Shares owned by the optionee, having a Fair Market exercise equal to such purchase price, or in a combination of the foregoing. In its sole discretion, the Committee may permit an optionee to pay the exercise price of an Option, in whole or in part, by instructing the Company to withhold up to that number of Shares otherwise deliverable to the optionee with a Fair Market Value at the date of

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exercise equal to the applicable exercise price. No Shares shall be issued in connection with the exercise of an Option until full payment therefor has been made. An optionee shall have the rights of a shareholder only with respect to Shares for which certificates have been issued to him.

      6.6 Nontransferability of Options. No Option granted under the Plan shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and such Option shall be exercisable, during his lifetime, only by him.

      6.7  Retirement, Death or Disability of an Optionee.

      (a) If an Option is exercisable in specified installments as provided in
Section 6.5 and if the optionee's employment with the Company and its Subsidiaries terminates by reason of his death, Disability or retirement under a retirement plan of the Company or a Subsidiary at or after his normal retirement date or, with the consent of the Committee, at an early retirement date, his Option shall be exercisable in full, and any restrictions imposed upon exercise of the Option by reason of the installment requirements shall be of no further force and effect.

      (b) If an optionee's employment with the Company or a Subsidiary terminates by reason of his Disability, he may exercise his Option during the period ending on the earlier of the date one year from such termination of employment or expiration of the option period provided in the Option pursuant to
Section 6.3.

      (c) In the event of the death of an optionee while in the employ of the Company or a Subsidiary, or within the one-year period following his termination of employment by reason of Disability, or within the three-month period following his retirement in accordance with subparagraph (d), the Option granted to him shall be exercisable by the executors, administrators, legatees or distributees of his estate, as the case may be. In such case, the Option shall be exercisable to the extent provided in the Option agreement, but in no event shall such agreement provide that the number of shares remaining subject to the Option be less than the number of Shares purchasable by the employee on the date of his death nor more than the total number of Shares remaining under the Option. The period during which such Option may be exercised shall end on the earlier of the date one year from the optionee's death or expiration of the option period provided in the Option pursuant to Section 6.3. In the event an Option is exercised by the executors, administrators, legatees or distributees of the estate of a deceased optionee, the Company shall be under no obligation to issue Shares thereunder unless and until the Company is satisfied that the person or persons exercising the Option are the duly appointed legal representatives of the deceased optionee's estate or the proper legatees or distributees thereof.

      (d) If an optionee's employment with the Company and its Subsidiaries terminates by reason of his retirement under a retirement plan of the Company or a Subsidiary at or after his normal retirement date or, with the consent of the Committee, at an early retirement date, he may exercise his Option during the period ending on the earlier of the date three months from such termination of employment or expiration of the option period provided in the Option pursuant to
Section 6.3.

      6.8 Annual Limitation for Incentive Options. The maximum aggregate fair market value of the shares of stock of the Company or a Subsidiary (determined as of the date of grant of the Incentive Option) for which Incentive Options are exercisable for the first time by an employee during any calendar year (under the Plan and all other incentive stock option plans of the Company and its Subsidiaries) shall not exceed $100,000 as, and to the extent, required by
Section 422(d) of the Code.

      6.9 Right of First Refusal. Shares acquired under the Plan by an optionee may not be sold or otherwise disposed of in any way (including a transfer by gift or by reason of the death of the optionee) until the optionee (or his legal representative, legatee or distributee of his estate) first offers to sell the Shares to the Company as herein provided. The price per share at which the Shares shall be offered to the Company shall be the closing price per Share reported on the Consolidated Tape (as such price is reported in The Wall Street


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Journal) on the date the optionee's offer is received by the Secretary of the
Company. If the Company fails to accept the offer to purchase such Shares within seven days after such date, the Shares shall thereafter be free of all restrictions under the Plan.

      6.10 Withholding. No Option may be exercised, unless the optionee has paid, or has made provision satisfactory to the Committee for payment of, federal, state and local income taxes, or any other taxes (other than stock transfer taxes) which the Company may be obligated to collect as a result of such issuance. In its sole discretion, the Committee may permit an optionee to satisfy the obligation imposed by this Section, in whole or in part, by instructing the Company to withhold up to that number of Shares otherwise deliverable to the optionee with a Fair Market Value equal to the amount of tax to be withheld. Any fractional share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid in cash by the optionee.


                                    ARTICLE 7

                            Miscellaneous Provisions

      7.1 No Implied Rights. No employee or other person shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any Subsidiary or affect any right of the Company or any Subsidiary to terminate any employee's employment.

      7.2 Securities Law Compliance. No Shares shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable Federal and State securities laws.

      7.3 Ratification of Actions. By accepting any Option or other benefits under the Plan, each employee and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

      7.4 Gender. The masculine pronoun means the feminine and the singular means the plural wherever appropriate.


                                    ARTICLE 8

                          Amendments or Discontinuance

      The Plan may be amended at any time and from time to time by the Board but no amendment which increases the aggregate number of Shares which may be issued pursuant to the Plan shall be effective unless and until the same is approved by the shareholders of the Company. No amendment of the Plan shall adversely affect any right of any optionee with respect to any Option theretofore granted without such optionee's written consent.


                                    ARTICLE 9

                                   Termination

      The Plan shall terminate upon the earlier of the following dates or events to occur:

      (a) Upon the adoption of a resolution of the Board terminating the Plan; or


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      (b) December 31, 2006.

      No termination of the Plan shall alter or impair any of the rights or obligations of any person, without his consent, under any Option theretofore granted under the Plan.


                                   ARTICLE 10

                              Dissolution or Merger

      Upon a dissolution or liquidation of the Company, or a sale of substantially all of the assets of the Company and its Subsidiaries and the acquiring entity does not substitute new and equivalent options for the outstanding Options hereunder, or a merger or consolidation in which the Company is not to be the surviving corporation and the surviving corporation does not substitute new and equivalent Options for the outstanding Options hereunder, each optionee shall be given at least ten days prior written notice of the occurrence of such event, every Option outstanding hereunder shall become fully exercisable, and each optionee may exercise his Option, in whole or in part, prior to or simultaneously with such event. Upon the occurrence of any such event, any Option not exercised pursuant hereto shall terminate.


                                   ARTICLE 11

                        Shareholder Approval and Adoption

      The Plan shall be submitted to the shareholders of the Company for their approval and adoption and Options hereunder may be granted prior to such approval and adoption but contingent upon such approval and adoption. The shareholders of the Company shall be deemed to have approved and adopted the Plan only if it is approved and adopted at a meeting of the shareholders duly held by vote taken in the manner required by the laws of the State of New York.


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